UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Nine Energy Service, Inc.
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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2022

The 2022 Annual Meeting of Stockholders of Nine Energy Service, Inc. (the “Annual Meeting”) will be held at 8:30 a.m., Central Time, on May 3, 2022, at 2001 Kirby Drive, Suite 200, Houston, Texas 77019, for the following purposes:

1.    To elect the three nominees for Class I Directors named in the accompanying proxy statement, to serve until the 2025 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board and (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

The Board of Directors has fixed March 11, 2022 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The Annual Meeting will begin promptly at 8:30 a.m. Central Time. Check-in will begin at 8:15 a.m. Central Time and you should allow ample time for the check-in procedures.

Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or by submitting your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope you will receive.

By Order of the Board of Directors

Ann G. Fox

President, Chief Executive Officer and Director

Houston, Texas

March 15, 2022

Important Notice Regarding the Availability of Proxy Materials for the Nine Energy Service, Inc.

Stockholder Meeting to be Held on May 3, 2022

The Proxy Materials, including our 2021 Annual Report, are available at https://investor.nineenergyservice.com.

i

NINE ENERGY SERVICE, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2022

This Proxy Statement contains information related to the Nine Energy Service, Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Nine Energy Service, Inc. (either individually or together with its subsidiaries, as the context requires, the “Company,” “Nine,” “we,” “us” and “our”) is a Delaware corporation that was incorporated in February 2013. Nine is an oilfield services company that provides services integral to the completion of unconventional wells through a full range of tools and methodologies and provides a range of production enhancement and well workover services. Our principal offices are located at 2001 Kirby Drive, Suite 200, Houston, TX 77019.

Meeting Date and Location

The Annual Meeting will be held at 8:30 a.m., Central Time, on May 3, 2022, at 2001 Kirby Drive, Suite 200, Houston, Texas, 77019. This Proxy Statement is first being made available to our stockholders beginning on March 15, 2022.

You can find supplemental information about the Annual Meeting at https://investor.ninenergyservice.com. Cameras, recording devices and other electronic devices are prohibited at the meeting.

Outstanding Securities

Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 11, 2022, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 32,821,909 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein and “FOR” the ratification of the appointment of our independent auditors. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your proxy card or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

(1)

Proposal 1: to elect the three director nominees named in this Proxy Statement to serve as Class I Directors until the 2025 Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

(2)	Proposal 2: to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

We will also consider and vote upon any other business that is properly presented at the Annual Meeting (or any adjournments or postponements thereof). In addition, members of our management team will report on our business and financial performance during the year ended December 31, 2021, and respond to your questions regarding the same.

Who is Entitled to Vote at the Annual Meeting?

Only stockholders as of the record date are entitled to attend the Annual Meeting in person. Admission to the Annual Meeting will be on a first-come, first-served basis.

Stockholders of Record. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. If you own common stock directly in the Company as of the record date, your name will be on a list and you will be able to gain entry to the Annual Meeting with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

Street Name Stockholders. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, shares held in the name of your broker, bank or other nominee) and your broker, bank or other nominee (or, Cede & Co., as the case may be) is considered the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed legal proxy from the stockholder of record giving you the right to vote the shares.

Entities. If you are the representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that the entity has authorized you to act as its representative at the Annual Meeting, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may appoint only one representative to attend on its behalf.

Non-Stockholders. If you are not a stockholder and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a stockholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a stockholder of record authorizing you to vote the stockholder’s shares or, if you are a proxy holder for a street name stockholder, a valid legal proxy from the record holder or the bank, brokerage firm, or other nominee that holds shares on behalf of the street name stockholder and, if the legal proxy does not name you, proof that you are the street name stockholder’s valid proxy holder. Only one proxy holder may attend on behalf of a stockholder.

How Many Votes Can I Cast?

You are entitled to one vote for each share of common stock you owned on the record date on each matter presented at the Annual Meeting.

How do I Vote My Shares?

•	Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

○

By Internet. You may submit a proxy electronically on the Internet by following the instructions on the proxy card accompanying the Proxy Materials you received by mail. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

○

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) by using the toll-free number listed on the proxy card accompanying the Proxy Materials you received by mail. Please have the proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

○

By Mail. You may indicate your vote by completing, signing and dating the proxy card accompanying the Proxy Materials you received by mail and returning it to the Company in the enclosed reply envelope.

○

In Person. You may vote in person at the Annual Meeting by completing a ballot, which will be provided at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

•

Street Name Stockholders: Since your shares are held in “street name” (that is, in the name of your broker, bank or other nominee), you are considered the beneficial owner of shares held in “street name” (or the “street name stockholder”) and our Proxy Materials are being forwarded to you by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the street name stockholder, you have the right to direct the stockholder of record how to vote. Street name stockholders may generally vote their shares during the meeting or submit a proxy to have their shares voted by one of the following methods:

○

By Methods Listed on Voting Instruction Form. Please refer to the voting instruction form or other information provided by the stockholder of record for your shares to determine whether you may submit your vote by mail, telephone or electronically on the Internet.

○

In Person with a Proxy from the Stockholder of Record. You may vote in person at the Annual Meeting if you obtain a legal proxy from the stockholder of record for your shares. Please refer to the voting instruction form or other information sent to you by the stockholder of record for your shares to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I Revoke my Proxy?

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person.

A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

What is a Quorum?

A majority of the issued and outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Directors are elected by a “plurality” voting standard, which means that the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions will count as votes “against.”

The recommendations of the Board are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote as follows:

•	FOR each of the persons named in this Proxy Statement as the Board’s three director nominees for election as Class I Directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Whom should I contact with questions about the Proxy Materials or the Annual Meeting?

If you have any questions about the Proxy Materials or the Annual Meeting, please contact Nine Energy Service, Inc. at 2001 Kirby Drive, Suite 200, Houston, Texas 77019, Attn: Corporate Secretary or by email at Investors@nineenergyservice.com.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is currently comprised of nine members. Our directors are divided into three classes serving staggered three-year terms with three members in each class. Class I, Class II and Class III directors serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively, or until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation or removal from office. David C. Baldwin, Curtis F. Harrell and Darryl K. Willis are assigned to Class I and are standing for election at the Annual Meeting. Scott E. Schwinger, Gary L. Thomas and Andrew L. Waite are assigned to Class II, and Mark E. Baldwin, Ernie L. Danner and Ann G. Fox are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

The Board, based on the recommendation of the Nominating, Governance and Compensation Committee, proposed that the following three nominees be elected at the Annual Meeting, each of whom if elected will hold office until our annual meeting of stockholders in 2025 or until his successor shall have been elected and qualified:

•	David C. Baldwin
•	Curtis F. Harrell
•	Darryl K. Willis

Each of the nominees is currently a director of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

Although the Board expects that the three nominees will be willing and available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

Vote Required

The election of directors in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in “Proposal 1—Election of Directors” above, the executive officers of the Company and the Company’s Board will be the following:

Name	Age	Position	Director Class	Independent
Ann G. Fox	45	President, Chief Executive Officer and Director	Class III	No
Ernie L. Danner	67	Chairman of the Board	Class III	Yes
David C. Baldwin	59	Director	Class I	Yes
Mark E. Baldwin(1)	68	Director	Class III	Yes
Curtis F. Harrell(1)(2)	58	Director	Class I	Yes
Scott E. Schwinger(2)	57	Director	Class II	Yes
Gary L. Thomas(1)(2)	72	Director	Class II	Yes
Andrew L. Waite	61	Director	Class II	Yes
Darryl K. Willis(1)(2)	52	Director	Class I	Yes
David Crombie	48	Executive Vice President and Chief Operating Officer
Guy Sirkes	36	Senior Vice President and Chief Financial Officer
Theodore R. Moore	44	Senior Vice President, General Counsel and Secretary

(1)    Member of the Audit Committee.

(2)    Member of the Nominating, Governance and Compensation Committee.

In evaluating the nominees for the Board of Directors, the Board and the Nominating, Governance and Compensation Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance” and “Board Meetings and Committees,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of the Company. These individual qualifications and skills are included below in each nominee’s biography. There are no family relationships among any of our directors or executive officers, except that Mr. David Baldwin and Mr. Mark Baldwin are brothers.

BOARD LEADERSHIP

Ann G. Fox, President, Chief Executive Officer and Director (Class III Director). Ms. Fox has served as the President, Chief Executive Officer and Director of the Company since July 2015, and from February 2013 to July 2015, Ms. Fox served the Company as Chief Financial Officer and Vice President, Strategic Development. In addition, Ms. Fox served as the Interim Chief Financial Officer of the Company from September 2017 to December 2017 and previously served in such capacity from July 2015 through April 2017. From December 2008 to February 2013, Ms. Fox served in various positions with SCF Partners, a private equity firm specializing in investments in the energy services industry. Ms. Fox became a Managing Director of SCF Partners in December 2012. Prior to joining SCF Partners, Ms. Fox served in the United States Marine Corps. During her service, Ms. Fox worked with a small team embedded in the South of Iraq in order to ensure Iraqi Security Force combat operations were consistent with the application of US counterinsurgency tactics. Ms. Fox has also served as an Investment Banking Analyst for both Prudential Securities and Warburg Dillon Read in New York. Ms. Fox holds a Bachelor of Science in Diplomacy and Security in World Affairs from Georgetown University’s Walsh School of Foreign Service and an M.B.A. from the Harvard Business School and is currently a member of the Harvard Business School Alumni Board. Ms. Fox also currently serves on the board of the Devon Energy Corporation, which she joined in June 2019 and is on the board of trustees of Groton School.

We believe that Ms. Fox’s leadership experience, industry experience and deep knowledge of our business and our customers make her well qualified to serve as our President, Chief Executive Officer and Director.

Ernie L. Danner (Class III Director; Chairman of the Board). Mr. Danner has served as the Company’s Chairman of the Board since the consummation of the merger of Beckman Production Services, Inc. with and into the Company on February 28, 2017. From 1998 until his retirement in October 2011, Mr. Danner was employed by Universal Compression Holdings, Inc., which became Exterran Holdings, Inc. following a merger with Hanover Compressor Company in August 2007. Mr. Danner joined Universal Compression Holdings in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including as Chief Operating Officer from July 2006 through August 2007. From August 2007 to October 2011, Mr. Danner served as a director of Exterran Holdings and of Exterran GP, LLC, and beginning in July 2009, he also served as President and Chief Executive Officer of both companies. Mr. Danner served as a director at Copano Energy, L.L.C. from 2004 to 2013. Mr. Danner holds a Bachelor of Arts degree and a Master of Arts degree in Accounting from Rice University. In 2011, Mr. Danner joined Beckman Production Services, Inc., which, prior to the merger of Beckman with and into the Company, operated as a well services company, where he served as the President, Chief Executive Officer and Chairman until the merger of the Company in February 2017.

We believe that Mr. Danner’s extensive leadership, financial and operational experience in the energy industry, particularly with respect to his leadership involvement in Beckman Production Services, Inc., make him well qualified to serve as our Chairman of the Board.

David C. Baldwin, Director (Class I Director). Mr. Baldwin has served as a Director of the Company since February 28, 2017 and served on Beckman Production Services, Inc.’s board of directors prior to its merger with and into the Company on that date. Mr. David C. Baldwin serves as Co-President of SCF Partners since April 2014 and has served as its Managing Director since 1999. Mr. Baldwin is responsible for overseeing U.S. based investments and creating investment platforms around emerging energy trends. Mr. Baldwin joined SCF Partners in 1991. From September 2002 to April 2004, he served as President and Chief Executive Officer of Integrated Production Services, Ltd. He served as Chief Financial Officer and Vice President of ION Geophysical Corporation from June 1999 to January 2000. He started his career as a Drilling and Production Engineer with Union Pacific Resources. He later went on to start an energy consulting business and worked for General Atlantic Partners. He currently serves on the Board of Directors of Select Energy Services, Inc. (NYSE: WTTR) and Oil Patch Group, Inc. Mr. Baldwin previously served on the board of directors of Forum Energy Technologies, Inc. (NYSE: FET), a position he held from August 2010 to March 2021, Additionally he is a Trustee of The Center, The Center Foundation, The Baylor College of Medicine, and Baylor St. Luke’s Medical Center Hospital. Mr. Baldwin received both a B.S. degree in Petroleum Engineering in 1980, and M.B.A. degree from the University of Texas at Austin.

We believe that Mr. Baldwin’s experience in the private equity industry, board experience and overall knowledge of our business operational strategy, make him well qualified to serve as a Director on our board of directors. Further, his service as a Co-President of the ultimate general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Mark E. Baldwin, Director (Class III Director). Mr. Baldwin has served as a Director of the Company since May 10, 2013. Mr. Baldwin has been a Director of KBR, Inc. (NYSE: KBR), since October 3, 2014 and Director of TETRA Technologies, Inc. (NYSE: TTI), since January 16, 2014. He served as a Director of Seahawk Drilling, Inc. from 2009 to 2011. He served as the Chief Financial Officer and Executive Vice President of Dresser-Rand Group Inc. from 2007 to 2013 and as the Chief Financial Officer, Executive Vice President and Treasurer of Veritas DGC Inc. from 2004 to 2007. From 2003-2004 he was an Operating Partner of First Reserve Corporation. He served as the Chief Financial Officer and Executive Vice President of Nextiraone, LLC from 2001 to 2002. He served as Chairman of the Board of Pentacon, Inc. from November 1997 to 2001 and served as its Chief Executive Officer from September 1997 to 2001. From 1980 to 1997, he served in a variety of finance and operations positions with Keystone International Inc., including Treasurer, Chief Financial Officer and President of the Industrial Valves and Controls Group. For the three years ending in 1980, he served as an Accountant with a national accounting firm. Mr. Baldwin holds a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

We believe that Mr. Baldwin’s financial and operational experience with public companies and his extensive knowledge of the energy industry make him well qualified to serve as a Director on our board of directors.

Curtis F. Harrell, Director (Class I Director). Mr. Harrell has served as a Director of the Company since the consummation of the merger of Beckman Production Services, Inc. with and into the Company on February 28, 2017. Mr. Harrell currently serves as President and Chief Executive Officer of Citation Oil & Gas Corp., one of the largest privately-held independent oil & gas acquisition, development and production companies in the United States. Mr. Harrell joined Citation in 2002 where he took on the position of Executive Vice President and Chief Financial Officer. In 2004, Mr. Harrell was promoted to President, Chief Operating and Financial Officer and in 2008, Mr. Harrell was named President and Chief Executive Officer. He served as Executive Vice President and Chief Financial Officer of Brigham Exploration Company from 1998 to 2002. From 1996 to 1998, Mr. Harrell served as Executive Vice President and Partner at R. Chaney & Company, Inc., where he managed R. Chaney & Company, Inc.’s investment origination efforts in the U.S., focusing on investments in corporate equity securities of energy companies in the exploration and production and oilfield service industry segments. From 1994 to 1996, Mr. Harrell served as Director of Domestic Corporate Finance for Enron Capital & Trade Resources, Inc., where he was responsible for initiating and executing a variety of debt and equity financing transactions for independent exploration and production companies. Before Enron Capital & Trade Resources, Mr. Harrell spent eight years working in corporate finance and reservoir engineering positions for two public independent exploration and production companies, Kelley Oil & Gas Corporation and Pacific Enterprises Oil Company, Inc. He previously served as a Director of Carlile Bancshares, Inc. from 2010 to 2017, as a Director of Brigham Exploration Co. from 1999 to 2003, and as a member of Yellowstone Academy Board of Directors, the premier school in Houston’s Historic Third Ward Community. Mr. Harrell has over twenty-eight years of experience in corporate finance and management. Mr. Harrell holds a B.S. in Petroleum Engineering from the University of Texas at Austin and M.B.A. from Southern Methodist University.

We believe that Mr. Harrell’s extensive experience as an executive officer of other oil and natural gas companies, and his strategic, operational and financial expertise in the oil and natural gas industry make him well qualified to serve as a Director on our board of directors.

Scott E. Schwinger (Class II Director). Mr. Schwinger was appointed as a Director of the Company on May 25, 2017. Mr. Schwinger is the President of McNair Interests. For the past 25 plus years, Mr. Schwinger has held positions with various companies previously owned, directly or indirectly, by Robert C. McNair including President of Palmetto Partners Ltd. and RCM Financial Services, L.P., Senior Vice President and Chief Financial Officer for the Houston Texans, a National Football League franchise, and Vice President of Cogen Technologies. In April 2010, he was named President of The McNair Group (which became McNair Interests in 2018). In his role, he oversees the investment and management activities for the McNair group of companies which include portfolios of public and private equities, a private trust company, several foundations and various other operating companies. Mr. Schwinger serves on the board of directors of The Make-A-Wish Foundation and the Salient Capital complex of mutual funds. Mr. Schwinger received an M.B.A. from the University of Texas at Austin and a B.A. in mathematics from Vanderbilt University.

We believe that Mr. Schwinger’s broad experience as an executive officer and proven financial expertise make him well qualified to serve as a Director on our board of directors.

Gary L. Thomas (Class II Director). Mr. Thomas has served as a Director of the Company since March 15, 2013. Mr. Gary L. Thomas was President and Chief Operating Officer of EOG Resources, Inc. (NYSE: EOG), a petroleum and natural gas exploration company, until December 31, 2018 when he retired from that position. Mr. Thomas served as a Senior Executive Vice President of Operations at EOG Resources from February 2007 to September 2011. He served as Executive Vice President, Operations of EOG Resources from 2002 to 2007 and served as its Executive Vice President, North American Operations from 1998 to 2002. Prior to those positions, he served as Senior Vice President and General Manager of EOG’ s Midland Division. Mr. Thomas joined a predecessor of EOG Resources in July 1978. He holds a Petroleum Engineering degree from The University of Texas at Austin and a Master’s degree in Engineering Management from The University of Tulsa.

We believe that Mr. Thomas’ experience in the oil and gas industry, the perspective he brings as a result of his long tenure as an executive of a public company, and his valuable insight as a result of his long history as a customer for the oilfield services industry make him well qualified to serve as a Director on our board of directors.

Andrew L. Waite (Class II Director). Mr. Waite has served as a Director of the Company since February 28, 2013. He served as Chairman of the Company’s Board from February 2013 until the consummation of the merger of Beckman Production Services, Inc. with and into the Company. Mr. Waite is Co-President of SCF Partners and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of National Energy Services Reunited Corp. (NYSE: NESR), a position he has held since May 2018. Mr. Waite previously served on the board of directors of each of Forum Energy Technologies, Inc. (NYSE: FET), a position he held from August 2010 to March 2021, and Atlantic Navigation Holdings (Singapore) Limited, an integrated offshore service provider from 2016 to 2018, Complete Production Services, Inc., a provider of specialized oil and gas completion and production services from 2007 to 2009, Hornbeck Offshore Services, Inc., a provider of marine services to exploration and production oilfield service, offshore construction and military customers from 2000 to 2006, and Oil States International, Inc. (NYSE: OIS), a diversified oilfield services and equipment company from August 1995 through April 2006. Mr. Waite received an M.B.A. with High Distinction from the Harvard University Graduate School of Business Administration, an M.S. degree in Environmental Engineering Science from California Institute of Technology and a BSc degree with First Class Honours in Civil Engineering from England’s Loughborough University of Technology.

We believe that Mr. Waite’s extensive public company experience in the energy sector, in particular in the oilfield services industry, and his experience in identifying strategic growth trends in the energy industry and evaluating potential transactions make him well qualified to serve on our board of directors. Further, his service as a Co-President of the ultimate general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Darryl K. Willis, Director (Class I Director). Darryl K. Willis was appointed to the Company’s Board on August 9, 2018. Mr. Willis has served as Vice President of the Energy Industry at Microsoft since September 2019, where he is Microsoft’s thought leader in the energy space and leads their go to market and solution approach to drive digital transformation with energy companies. Prior to joining Microsoft, Mr. Willis worked with Google Cloud where he served as Vice President of Oil, Gas and Energy. From January 2015 to December 2017, Mr. Willis served as President and Chief Executive Officer for BP p.l.c.’s (NYSE: BP) Angola division. BP is a British multinational oil and gas company. He also served as Senior Vice President and Deputy Head of Subsurface for BP from July 2012 to January 2017. Mr. Willis currently serves on the Board of Directors of Dril-Quip, Inc. (NYSE:DRQ). Mr. Willis holds a Bachelor of Science from Northwestern State University, a Master of Science in Management from the Stanford University Graduate School of Business and a Master of Science in Geology and Geophysics from the University of New Orleans.

Mr. Willis’ extensive technical expertise, leadership experience and impressive track record of leading businesses to growth with a focus on technology in the industry make him well qualified to serve as a Director on the Board.

Board Background and Diversity

The below table lists certain attributes about our director nominees’ background and diversity.

TENURE/AGE/GENDER
Years on the Board	6	5	5	9	5	5	9	9		3
Age	45	67	59	68	58	57	72	61		52
Gender	F	M	M	M	M	M	M	M		M
DIVERSITY
Racially/Ethnically Diverse									✓

Corporate Governance

General

Board Leadership. The Board is responsible for oversight of the Company and management. The Chairman of the Board is selected by the Board and the current Chairman is Ernie L. Danner, who is a non-employee director. Mr. Danner presides at all meetings of the Board, including executive sessions of the non-employee directors, subject to extraordinary circumstances. The Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. The offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

Director Independence. As a public company, we are required to comply with the rules of the NYSE and are subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”), including Sarbanes-Oxley. The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Additionally, each of the Audit Committee and Nominating, Governance and Compensation Committee are required to be comprised solely of independent directors, as that term is defined by the applicable rules and regulations of the NYSE and SEC. Rather than adopting its own categorical standards, each year our Board assesses director independence on a case-by-case basis, in each case consistent with the applicable rules and regulations of the SEC and the NYSE. After reviewing all relationships each director may have directly and indirectly with the Company and its management, our Board has affirmatively determined that each of Messrs. D. Baldwin, M. Baldwin, Danner, Harrell, Schwinger, Thomas, Waite and Willis has no material relationships with the Company and, therefore, is “independent” as defined under the applicable NYSE rules and guidance. Ms. Fox, our President and Chief Executive Officer, is not considered to be “independent” because of her employment position with the Company. In addition, each of Messrs. M. Baldwin, Danner, Harrell, Thomas, Schwinger and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Audit Committee service. Moreover, each of Messrs. D. Baldwin, M. Baldwin, Danner, Harrell, Thomas, Schwinger, Waite and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Nominating, Governance and Compensation Committee service.

Risk Oversight.

The Board believes that risk management is an integral part of setting and implementing our business strategy, which includes, among other things, identifying and assessing the risks and opportunities facing the Company. It is management’s responsibility to manage the Company’s risk exposure and potential impact of the many risks that are associated with our business and a primary function of our Board is to assist and oversee management in this effort. The Board, as a whole and also at the committee level, has oversight responsibility. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below. We believe the Board’s role in risk oversight is consistent with the Company’s leadership structure (as discussed under the heading “—Board Leadership”), with the CEO and other members of senior management having direct responsibility for risk management, and the remaining directors involved in providing oversight of management’s efforts to reduce, mitigate or eliminate the risks that we face.

The primary means by which the Board and its designated committees oversees our risk management structure and policies is through its regular communications with management and our internal audit department. In connection with our quarterly Board meetings, the full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Chair of each of the Committees will discuss and review significant matters with management outside of the quarterly Board meetings as needed. When a Committee receives a separate report or the Chairman has separate discussions, the Committee Chairman may discuss that report with the full Board.

As part of its charter, the Audit Committee is responsible for reviewing and discussing our policies with respect to risk assessment and risk management generally, and also specifically with respect to financial reporting, internal controls and accounting matters, legal, tax and regulatory compliance and the internal audit function. The Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on material risks facing the Company. Upon request, both the full Board and Audit Committee may receive reports from those executive officers who are deemed responsible for particular risks due to being in a position that makes them most likely to be able to impact the effects of such risks. The Audit Committee also oversees our internal audit department, which is responsible for monitoring the Company’s adherence to our significant corporate policies and internal controls.

Our Nominating, Governance and Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation and benefits policies and programs. Our Nominating, Governance and Compensation Committee also assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance, Board organization, membership and structure and succession planning for our Chief Executive Officer and other members of senior management.

Oversight of Strategy

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties. The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings and a dedicated meeting each year to focus on strategy. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures, including sustainability goals, are discussed regularly by the Board and Board committees.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

Corporate Governance Documents. Please visit our investor relations website at https://investor.nineenergyservice.com, “Corporate Governance,” for additional information on our corporate governance, including:

•	our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (“Bylaws”);

•

our Corporate Governance Guidelines, which includes policies on stockholder communications with the Board, director qualification standards and responsibilities, meetings of the Board, director attendance at our annual meetings, management evaluation and succession planning;

•	our Corporate Code of Business Conduct and Ethics and our Financial Code of Ethics;

•	the charters approved by the Board for the Audit Committee and the Nominating, Governance and Compensation Committee; and

•	our Corporate Code of Business Conduct and Ethics.

ESG Strategy

During 2021 the Board expanded its focus on environmental, social and corporate governance (“ESG”) priorities. In addition to maintaining robust FCPA, Export-Import Sanctions, Code of Conduct and related corporate governance policies, the Board engaged an outside consultant to help identify material indicators and gather internal data to work toward establishing achievable and measurable environmental and emissions reduction programs. During 2021 the Company commenced the formulation and quantification of an achievable and impactful three-year plan to track and reduce emissions reductions attributable to the Company’s products and services. Pursuant to such plan, in 2021 the Board approved the allocation of capital for the successful development and deployment of electric powered wireline units. Additionally, the Board continued its focus on the production and sale of dissolvable plugs, significantly reducing emissions per wellbore for our customers. In 2022 the Board is focusing on the quantification of emissions, fuel consumption, and water and waste handling, with a plan to establish accurate reporting that it expects to provide to constituents over the course of the next two years. In addition, we intend to focus in further increasing transparency on safety and employee-related data for constituents.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2021, there were 13 meetings of the Board. All incumbent directors attended at least 85% of such aggregate meetings of the Board and any committees on which they served occurring during 2021. Directors are encouraged to attend the Company’s annual meetings of stockholders, and each director attended the Company’s 2021 annual meeting.

The Board has established an Audit Committee and a Nominating, Governance and Compensation Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NYSE rules and SEC rules applicable to such committee membership. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current Committee membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Nominating, Governance and Compensation Committee
Mark E. Baldwin	X*
Curtis F. Harrell	X	X
Scott E. Schwinger		X*
Gary L. Thomas	X	X
Darryl K. Willis	X	X
Total Meetings in 2021	4	6

*	Committee Chair

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee. Our Audit Committee consists of Mark E. Baldwin, Curtis F. Harrell, Gary L. Thomas and Darryl K. Willis, each of whom the Board has affirmatively determined is independent under SEC rules and NYSE listing standards. As required by the SEC rules and NYSE listing standards, the Audit Committee consists solely of independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our Board determined that Mark E. Baldwin, Gary L. Thomas, Darryl K. Willis and Curtis F. Harrell each satisfy the definition of “audit committee financial expert.”

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We adopted an Audit Committee charter defining the Committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE, which is available on our investor relations website, as discussed above.

Nominating, Governance and Compensation Committee. Our Nominating, Governance and Compensation Committee consists of Scott E. Schwinger, Curtis F. Harrell, Gary L. Thomas and Darryl K. Willis, each of whom the Board has affirmatively determined is independent under SEC Rules and NYSE listing standards. This Committee identifies, evaluates and recommends qualified nominees to serve on our Board; develops and oversees our internal corporate governance processes; and maintains a management succession plan. This Committee also oversees the process by which salaries, incentives and other forms of compensation for officers and other employees are established and administers our incentive compensation plan. We adopted a Nominating, Governance and Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE, which is available on our investor relations website, as discussed above.

Our Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if it determines that it would be appropriate to consider the recommendations of an independent outside source. During 2021, the Nominating, Governance and Compensation Committee chose to engage Compensation Advisory Partners (“CAP”), an independent compensation consultant. CAP reviewed both our executive compensation program and our non-executive director compensation program for 2021 and produced year-end compensation reports for the Nominating, Governance and Compensation Committee in the second quarter of 2021. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain salary, incentive and year-end compensation decisions for the executives and the non-executive directors for 2021.

Our Nominating, Governance and Compensation Committee has the authority to delegate to its Chair, any one of its members, or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. No executive officer except the Chief Executive Officer is present for or has input into the Nominating, Governance and Compensation Committee’s decisions regarding specific compensation awarded to members of executive management.

Director Nominations. Our Nominating, Governance and Compensation Committee considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management. To assist it in identifying director candidates, the Nominating, Governance and Compensation Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates.

Director Tenure and Composition. The Board does not have a mandatory retirement age or term limits for directors. We believe our stockholders benefit from continuity of directors. To ensure the Board continues to generate new ideas and operate effectively, the Nominating, Governance and Compensation Committee discusses individual Board member performance and takes steps as necessary regarding continuing director tenure. The Nominating, Governance and Compensation Committee considers each director’s age and length of tenure when considering Board composition and seeks to maintain a balance of experience and continuity, along with fresh perspectives.

Among the qualifications and skills of a candidate considered important by the Nominating, Governance and Compensation Committee are:

◾	Personal and professional integrity, including commitment to the Company’s core values;

◾	Relevant skills and experience;

◾	Independence under applicable standards;

◾	Business judgment;

◾	Service on boards of directors of other companies;

◾	Openness and ability to work as part of a team;

◾	Willingness to commit the required time to serve as a Board member; and

◾	Familiarity with the Company and its industry.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating, Governance and Compensation Committee considers diversity in the context of the Board’s composition as a whole, taking into account personal characteristics and experiences of current and prospective directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board believes that its current composition reflects the effectiveness of this approach. When evaluating re-nomination of existing directors, the Nominating, Governance and Compensation Committee also considers the nominees’ past Board and committee meeting attendance and performance, length of Board service and their independence under the applicable standards. The Nominating, Governance and Compensation Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating, Governance and Compensation Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Stockholders wishing to submit recommendations for director candidates for consideration by the Nominating, Governance and Compensation Committee must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the Nominating, Governance and Compensation Committee’s evaluation.

To be considered by the Nominating, Governance and Compensation Committee for the 2023 Annual Meeting of Stockholders, a director candidate recommendation must be received by the Secretary of the Company no earlier than the close of business on January 3, 2023 and no later than the close of business on February 2, 2023.

Communications with the Board

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or to any director in particular, by writing to:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, TX 77019

Attn: General Counsel

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.

Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communications, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by our Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by our Board.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Under the rules and regulations of the SEC and NYSE, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee oversees the work of our independent auditors, considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditors for the fiscal year ending December 31, 2022. PwC has served as our independent auditor since 2011. The Audit Committee considered a number of factors in determining whether to re-engage PwC as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the continued retention of PwC as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of PwC, the Audit Committee may reconsider its selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022, but the Audit Committee may also elect to retain PwC. In addition, if stockholders ratify the selection of PwC as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select PwC or another registered public accounting firm as our independent auditors.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PwC, the Company’s independent registered public accounting firm, for the last two fiscal years (in millions):

	2021	2020
Audit Fees(1)	$1.2	$1.7
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$1.2	$1.7

(1)

Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Committee pre-approval of audit and non-audit services provided by our independent auditor is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee or Chairman of the Audit Committee, as applicable, approved or pre-approved 100% of the services described in the table set forth above for the years ended December 31, 2021 and 2020. The duties of the Audit Committee are described in the Audit Committee Charter that is posted on the Company’s website at www.nineenergyservice.com under the heading “Investors” and the subheading “Corporate Governance.”

Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares present online or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal No. 2 will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT

Primary Oversight Responsibilities

Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing its report based on its audit.

Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the quality, integrity and reliability of the Company’s financial statements; (2) the Company’s compliance with legal, tax and regulatory requirements; (3) the Company’s compliance with the Company’s Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company’s financial statements; (5) effectiveness and performance of the Company’s internal audit function; and (6) effectiveness and performance of the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics.

Oversight of Independent Auditors

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including taking into account the opinion of management. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; and the potential impact of changing the independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained PwC as our independent registered public accounting firm for 2022.

The Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue retention of PwC to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by our independent registered public accounting firm. The Audit Committee is also directly responsible for reviewing with the independent registered public accounting firm the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, ethics and compliance function, the independent registered public accounting firm and the Board. The Audit Committee has discussed with management and PwC such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee or Chairman of the Audit Committee, as applicable. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. In determining whether to pre-approve a service to be performed by the Company’s independent auditors, the Audit Committee or Chairman of the Audit Committee, as applicable, considers whether such service is consistent with applicable SEC and Public Company Accounting Oversight Board rules and guidance with respect to auditor independence.

2021 Audited Financial Statements

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021:

•	The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management.

•

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable regulations promulgated by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2021 be included in our Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors

Mark E. Baldwin

Curtis F. Harrell

Gary L. Thomas

Darryl K. Willis

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 11, 2022 (except as otherwise indicated) by (i) each of our Named Executive Officers, (ii) each of our directors (including our nominees), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding common stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers, or stockholders holding more than 5%, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 2001 Kirby Drive, Suite 200, Houston, Texas 77019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% or more Stockholders:
SCF(2)	9,086,884	27.7%
Warren Lynn Frazier(3)	4,218,534	12.9%
Howard E. Cox Jr.(4)	2,006,253	6.1%
Directors and Named Executive Officers:
Ann G. Fox	809,690	2.5%
David Crombie	341,122	1.0%
Theodore R. Moore	183,066	*
Guy Sirkes	175,478	*
David C. Baldwin	26,730	*
Mark E. Baldwin	46,485	*
Ernie L. Danner and Autumn Plecher, LP	189,595	*
Curtis F. Harrell and Harrell Ventures	79,783	*
Scott E. Schwinger	38,818	*
Gary L. Thomas	66,830	*
Andrew L. Waite	26,730	*
Darryl K. Willis	33,982	*
All directors and executive officers as a group (12 persons)	2,018,309	6.1%

*	Less than 1%.

(1)

Based upon an aggregate of 32,821,909 shares outstanding as of March 11, 2022. For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days of March 11, 2022, but that no other person exercises any options or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise all such options or other purchase rights).

(2)

The board of directors of SCF GP LLC (“SCF GP”), the ultimate general partner of SCF-VII, L.P. and SCF-VII(A), L.P. (collectively, “SCF”), has voting and investment control over the securities owned by SCF. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons and Andrew L. Waite. Because SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, SCF beneficially owns 9,086,884 shares of our common stock in the aggregate. This beneficial ownership includes 7,528,550 shares of our common stock held by SCF-VII, L.P. and 1,558,334 shares of our common stock held by SCF-VII(A), L.P. The address for SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(3)

Based on a Form 4 filed with the SEC on December 30, 2021, as of December 29, 2021, Warren Lynn Frazier reported sole voting and dispositive power as to 4,218,534 shares of our common stock. The address of Warren Lynn Frazier is 807 North Upper Broadway, Suite 300, Corpus Christi, Texas 78401.

(4)

Based on a Schedule 13G filed with the SEC on January 31, 2022, Howard E. Cox Jr. reported sole voting and dispositive power as of January 27, 2022 to 2,006,253 shares of our common stock. The address for Howard E. Cox Jr. is 330 Island Rd, Palm Beach FL 33480.

EXECUTIVE AND DIRECTOR COMPENSATION

The tables and narrative disclosure below provide compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. As an emerging growth company, we are not required to hold a ”say-on-pay” vote or include Compensation Discussion & Analysis disclosure in this Proxy Statement.

In this section, we provide disclosure relating to the compensation of our Named Executive Officers during 2021. The tables and narrative disclosure below provide compensation information for the following executive officers:

●	Ann G. Fox, President and Chief Executive Officer
●	David Crombie, Executive Vice President and Chief Operating Officer
●	Guy Sirkes, Senior Vice President and Chief Financial Officer
●	Theodore R. Moore, Senior Vice President, General Counsel and Secretary

We refer to Ms. Fox, and Messrs. Crombie, Sirkes, and Moore herein collectively as our “Named Executive Officers.”

Summary Compensation Table.

The following table summarizes the compensation paid to our Named Executive Officers for the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ann G. Fox	2021	$604,063	$81,250	$634,654	$—	$142,816	$—	$1,462,783
President and Chief Executive Officer	2020	$569,135	—	$205,396	$—	$—	$14,250	$788,781
David Crombie	2021	$441,431	$50,469	$425,975	$—	$90,825	$32,946	$1,041,646
Executive Vice President and Chief Operating Officer	2020	$422,933	—	$136,930	$—	$—	$28,141	$588,004
Guy Sirkes	2021	$353,144	$38,001	$240,275	$—	$69,740	$—	$701,160
Senior Vice President and Chief Financial Officer(4)	2020	$316,808	—	$77,238	$—	$—	$5,281	$399,327
Theodore R. Moore	2021	$353,144	$38,001	$235,808	$—	$69,740	$—	$696,693
Senior Vice President, General Counsel and Secretary	2020	$338,346	—	$75,802	$—	$—	$11,825	$425,973

(1)

For 2021, the amounts reflected in the “Bonus” column represent a discretionary bonus paid during the fourth quarter under our quarterly cash incentive bonus program. Please see “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program” below for more information.

(2)

The amounts reflected in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to our Named Executive Officers pursuant to the Nine Energy Service, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Stock Plan”). For 2021, these amounts include restricted stock awards granted to our Named Executive Officers on August 9, 2021 pursuant to the Stock Plan. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these awards.

(3)

For 2021, the amounts reflected in this column represent the amounts earned during the third and fourth quarters under our quarterly cash incentive bonus program based on the achievement of certain financial performance goals, as determined by the Nominating, Governance and Compensation Committee. Please see “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program” below for more information regarding the quarterly cash incentive bonus program.

(4)	The amount reflected in the “All Other Compensation” column for Mr. Crombie for 2021 represent costs for the Company to lease a vehicle for use by Mr. Crombie.

Narrative Disclosure to Summary Compensation Table

Base Salary

On April 1, 2020, in an effort to focus on generating returns and cash flow in light of commodity price volatility and lower customer demand for our services as a result of the COVID-19 pandemic during 2020, Ms. Fox, and Messrs. Crombie, Sirkes and Moore agreed to 15% salary reductions. In connection with the salary reductions, our Named Executive Officers entered into letter agreements, which we refer to as the “NEO Letter Agreements,” with our subsidiary, Nine Energy Service, LLC (the “Employer”). Pursuant to the NEO Letter Agreements, our Named Executive Officers waived their rights to terminate their employment for “good reason” under their Employment Agreements (as defined below) as a result of the salary reductions. In addition, the NEO Letter Agreements provide that, for purposes of calculating potential severance amounts under the Employment Agreements in connection with certain terminations of employment, our Named Executive Officers’ base salaries will be deemed to be those in effect prior to the time such salary reductions became effective.

During 2021, the Board approved partial salary restorations for each Named Executive Officer designed to eliminate the 15% salary reduction that was implemented on April 1, 2020, specifically (i) a restoration equal to 25% of the 15% salary reduction became effective on January 1, 2021, (ii) a restoration equal to 50% of the 15% salary reduction became effective on July 1, 2021 and (iii) a restoration equal to the remaining 25% of the 15% salary reduction became effective on August 29, 2021.

Please see “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for more information regarding our Named Executive Officers’ Employment Agreements. Also, please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change In Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the Employment Agreements.

Quarterly Cash Incentive Bonus Program

Prior to 2020, the Nominating, Governance and Compensation Committee established an annual cash incentive bonus program for each calendar year, pursuant to which our Named Executive Officers were eligible to receive performance-based cash bonuses based on certain quantitative and qualitative performance metrics. However, as a response to sustained volatility in commodity prices and the economic downturn caused by the COVID-19 pandemic, the Nominating, Governance and Compensation Committee did not establish an annual cash incentive program or annual bonus target for our Named Executive Officers for 2020, and no employees of the Company received an annual bonus for 2020.

In the third quarter of 2021 and for subsequent quarters, the Nominating, Governance and Compensation Committee established a quarterly cash incentive bonus program, pursuant to which our Named Executive Officers are eligible to receive performance-based bonuses based on achievement with respect to certain financial performance targets and potential discretionary cash bonuses determined by the Nominating, Governance and Compensation Committee. Performance goals and related targets for the third quarter of 2021, based on Adjusted EBITDA targets by service line, were established on May 3, 2021. Performance goals and related targets for the fourth quarter of 2021, based on Adjusted EBITDA targets by service line, were established on October 6, 2021. On November 2, 2021, it was determined that the relevant performance goals for the third quarter of 2021 were achieved at varying levels by service line. On February 10, 2022, it was determined that the relevant performance goals for the fourth quarter of 2021 were achieved at varying levels by service line.

In addition, on November 2, 2021, the Nominating, Governance and Compensation Committee approved the payment of a discretionary bonus based on certain qualitative factors under the quarterly cash incentive bonus program for each of the Company’s executive officers and certain other employees..

Employment Agreements

All of our Named Executive Officers have entered into employment agreements with the Company and the Employer. Ms. Fox entered into an amended and restated employment agreement on August 28, 2018, and Messrs. Crombie, and Moore entered into amended and restated employment agreements on November 20, 2018. Mr. Sirkes entered into an employment agreement on March 31, 2020 in connection with his promotion to our Senior Vice President and Chief Financial Officer. We refer to the employment agreements herein collectively as the “Employment Agreements.”

The Employment Agreements provide for a three-year initial term with automatic renewals for additional one-year periods unless either the applicable Named Executive Officer or the Employer gives written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

The Employment Agreements provide for initial annualized base salaries and initial annual bonus opportunities under the Company’s cash incentive bonus program based on the achievement of certain performance targets established by the Board or the Nominating, Governance and Compensation Committee. Please see “Narrative Disclosure to Summary Compensation Table—Base Salary” and “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program” above for a discussion of our Named Executive Officers’ base salaries and the Company’s cash incentive bonus program, respectively. In addition, pursuant to the Employment Agreements, the Named Executive Officers are eligible to receive annual equity compensation awards pursuant to the Stock Plan on such terms and conditions as determined by the Board or a committee thereof. While employed under the Employment Agreements, the executives are eligible for certain additional benefits, including reimbursement of reasonable business expenses, paid vacation, and participation in the Company’s benefit plans or programs.

The Employment Agreements provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Employer without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change In Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the Employment Agreements.

The Employment Agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers competing with the Company and its affiliates, soliciting any customers, or soliciting or hiring Company employees or inducing them to terminate their employment. These restrictions are generally intended to apply during the term of the Named Executive Officers’ employment with the Company and for the one-year period following termination of employment.

2011 Stock Plan

We provide grants of equity-based awards to our employees (including our Named Executive Officers) and our non-employee directors pursuant to our Stock Plan in order to align their interests with those of our stockholders. At our 2021 annual meeting of stockholders, our stockholders approved the First Amendment to the Stock Plan, which increased the number of shares of the Company’s common stock available under the Stock Plan by 1,300,000 shares.

On August 9, 2021, our Named Executive Officers were granted time-based restricted stock awards, which will vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to the continued service of our Named Executive Officers. For 2021, as in 2020, our Nominating, Governance and Compensation Committee determined that granting performance share unit awards, which vest based on the Company’s performance relative to applicable pre-established performance metrics would not be appropriate in light of sustained volatility in commodity prices and the economic downturn caused by the COVID-19 pandemic.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code. Under the 401(k) plan, eligible employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “Additional Narrative Disclosure—Retirement Benefits” for more information. In addition, minimal perquisites have historically been provided to our Named Executive Officers, including company-provided vehicles for certain of our Named Executive Officers.

Role of Compensation Consultants in 2021 Compensation Decisions

Our Nominating, Governance and Compensation Committee, in overseeing the compensation of our non-employee directors and our executive compensation program, employs several analytic tools and considers information from multiple resources. Subject to Board approval in certain circumstances, the Nominating, Governance and Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Nominating, Governance and Compensation Committee is not obligated to utilize the input of other parties.

Our Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if the Nominating, Governance and Compensation Committee determines that it would be appropriate to consider the recommendations of an independent, outside source. During 2021, the Committee engaged CAP, an independent compensation consultant. CAP reviewed both our executive compensation program and our non-executive director compensation program for 2021 and produced compensation reports for the Nominating, Governance and Compensation Committee over the course of 2021. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain compensation decisions for the executives and the non-executive directors for 2021.

CAP also provided the Nominating, Governance and Compensation Committee with recommendations and advice during the process of selecting an appropriate peer group for 2021 compensation purposes. The Nominating, Governance and Compensation Committee informed CAP that its general criteria for selecting a peer group consisted of:

•	companies that are direct competitors for the same space, products and/or services;

•	companies that compete with us for the same executive talent;

•	companies in a similar Standard Industrial Classification (SIC) code or industry sector;

•	companies that are generally subject to the same market conditions (or, more specifically, oilfield services companies); and

•	companies that are tracked similarly or that are considered comparable investments by outside analysts.

In 2020 the Nominating, Governance and Compensation Committee and CAP determined that an appropriate peer group should consist of approximately 15 peer companies and companies that are most statistically related to us with a similar revenue size. As a result of certain peer company consolidations and restructurings, CAP recommended to the Nominating, Governance and Compensation Committee that our 2021 peer group should consist of the following 11 companies:

• ProPetro Holding Corp.	• NexTier Oilfield Solutions, Inc.
• Liberty Oilfield Services	• Oil States International, Inc.
• Forum Energy Technologies, Inc.	• Select Energy Services.
• Helix Energy Solutions Group	• RPC, Inc.
• Independence Contract Drilling	• TETRA Technologies, Inc.
• Newpark Resources

The above peer group is utilized by the Nominating, Governance and Compensation Committee for purposes of making decisions regarding base salaries, bonus targets and metrics and long-term incentive award benchmarking.

Stock Ownership Guidelines

In March 2019, our Nominating, Governance and Compensation Committee adopted stock ownership guidelines applicable to our senior executives, including our Named Executive Officers, and all non-employee directors of the Company. The stock ownership guidelines are intended to encourage significant ownership of the Company’s common stock by the individuals covered by the policy and to align the personal interests of such covered persons with the interests of our stockholders. The details of the stock ownership guidelines are outlined below.

Required Ownership Multiple:	Chief Executive Officer:	5 times annual base salary
	Executive Vice Presidents:	3 times annual base salary
	Senior Vice Presidents:	2 times annual base salary
	Non-Employee Directors:	3 times annual cash retainer (including applicable chairman and committee fees)
Time to Meet Ownership Requirement:	Five years from the later of March 6, 2019 and the date appointed or elected to a participating position.
Restrictions on the Transfer of Shares Prior to Meeting Ownership Requirements:

Covered persons are prohibited from selling or otherwise disposing of any of our common stock unless at the time of such sale or other transfer (and on a pro forma basis after giving effect to such sale or transfer) such covered person holds an aggregate value of qualifying shares of our common stock equal to the applicable ownership multiple set forth above, subject to certain exceptions set forth in the stock ownership guidelines.

Common Stock that Counts Towards Requirement:

Generally, the following shares of common stock count towards the applicable ownership requirement: (i) shares owned directly (or beneficially by a family member or trust), (ii) shares subject to vested stock options or performance-based equity awards and (iii) shares subject to vested or unvested time-based restricted shares or restricted stock units counts towards the applicable ownership requirement.

Compliance with our stock ownership guidelines is measured annually. Taking into account the applicable time to meet the above ownership requirements, the minimum number of qualifying shares of our common stock held by each covered person will generally be calculated on the first trading day of the applicable calendar year based on the closing price of our common stock on the preceding trading day.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects information regarding outstanding equity and equity-based awards held by our Named Executive Officers as of December 31, 2021.

			Option Awards(1)				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($)
Ann G. Fox	Restricted Stock	8/9/2021					295,188	$295,188
	Restricted Stock	4/6/2020					160,434	$160,434
	Performance Share Unit	3/11/2019					16,720	$16,720

			Option Awards(1)				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($)
	Restricted Stock	3/11/2019					18,846	$18,846
	Stock Option	3/20/2017	31,235		$31.18	3/20/2027
	Stock Option	7/15/2015	167,574		$41.39	7/15/2025
	Stock Option	2/28/2013	6,284		$23.86	2/28/2023

David Crombie	Restricted Stock	8/9/2021					198,128	$198,128
	Restricted Stock	4/6/2020					106,956	$106,956
	Performance Share Unit	3/11/2019					11,147	$11,147
	Restricted Stock	3/11/2019					12,564	$12,564
	Stock Option	3/20/2017	9,622		$31.18	3/20/2027

Guy Sirkes (6)	Restricted Stock	8/9/2021					111,756	$111,756

	Restricted Stock	4/6/2020					60,330	$60,330
	Restricted Stock	3/25/2019					3,392	$3,392
Theodore R. Moore	Restricted Stock	8/9/2021					109,678	$109,678
	Restricted Stock	4/6/2020					59,208	$59,208
	Performance Share Unit	3/11/2019					6,170	$6,170

	Restricted Stock	3/11/2019					6,955	$6,955
	Stock Option	3/20/2017	8,017		$31.18	3/20/2027

(1)	Generally, the option awards reported in these columns vested in three equal installments on the first three anniversaries of the date of grant of such awards. All option awards are fully vested.

(2)

Generally, the restricted stock awards reported in these columns are subject to the applicable Named Executive Officer’s continued employment through each applicable vesting date and will vest in accordance with the following time-based vesting conditions: (i) the restricted stock awards granted on August 9, 2021 vest in three equal installments on August 9 of each of 2022, 2023 and 2024, (ii) one-third of the restricted stock awards granted on April 6, 2020 vested on April 6, 2021 with the remaining two-thirds vesting in equal installments on April 6 of each of 2022 and 2023, (iii) one-third of the restricted stock awards granted on March 11, 2019 vested on March 11, 2020 and one-third vested on March 11, 2021 with the remaining one-third vesting on March 11, 2022 and (iv) one-third of the restricted stock awards granted to Mr. Sirkes on March 25, 2019 vested on March 25, 2020, one-third on March 25, 2021 and one-third will vest on March 25, 2022.

(3)

The performance share unit awards granted to each of the Named Executive Officers on March 11, 2019 were subject to vesting upon the Nominating, Governance and Compensation Committee’s certification of the level of achievement of our total shareholder return relative to the members of our performance peer group over the three-year performance period beginning January 1, 2019 and ending December 31, 2021, so long as a Named Executive Officer remained continuously employed through the certification date. In February 2022, the Nominating, Governance and Compensation Committee certified the level of achievement and determined that 69% of the target number of performance share units were earned (and 31% of the target number of performance share units were forfeited). Given the fact that the level of achievement was based on our relative total shareholder return through December 31, 2021, the number of performance share units that were earned are reflected in the “Number of Shares or Units of Stock that Have Not Vested” column as, following December 31, 2021, such earned performance share units would vest subject to each Named Executive Officer’s continuous employment through the certification date (which is a time-based vesting condition).

(4)

The amounts in this column were calculated by multiplying the applicable number of shares of restricted stock or earned performance share units, as applicable, held by our Named Executive Officers by $1.00, the closing price of our common stock on the New York Stock Exchange on December 31, 2021.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. In April 2020, we suspended Company matching contributions under the 401(k) plan for all employees in responses to the decline in oil and natural gas prices and the worldwide coronavirus outbreak in early 2020 and did not reinstate such Company matching contributions in 2021.

Potential Payments upon Termination or Change in Control

The Employment Agreements provide for potential severance benefits in connection with certain terminations of employment. The Employment Agreements provide that, in the event a Named Executive Officer’s employment terminates by reason of his or her death or “disability” (as defined in “Additional Narrative Disclosure—Applicable Definitions” below), then, provided that the applicable executive (or, if applicable, his or her estate) timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, a prorated portion of the applicable executive’s outstanding equity-based awards will become immediately vested on the date of such termination (determined based on target performance for awards then subject to a performance condition). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

The Employment Agreements also provide that, if a Named Executive Officer’s employment is terminated (i) by the Employer without “cause,” including upon the expiration of the then-existing initial term or renewal term, as applicable, as a result of the Employer’s non-renewal of the term of his or her Employment Agreement, or (ii) by the applicable executive for “good reason” (each, a “Qualifying Termination”), then, provided that the applicable executive timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, the applicable executive will be eligible to receive:

•

a severance payment, payable in 12 substantially equal installments, in an aggregate amount equal to (i) two in the case of Ms. Fox, one and one-half in the case of Mr. Crombie and one in the case of Messrs. Sirkes and Moore (in each case, the “Severance Multiple”) multiplied by (ii) the sum of: (x) the applicable executive’s base salary for the year in which such termination occurs and (y) the applicable executive’s then-current target annual bonus;

•	a prorated annual bonus for the year in which such Qualifying Termination occurs, subject to achievement of the applicable performance criteria;

•

if the applicable executive elects COBRA continuation coverage, monthly reimbursement for the amount paid by the applicable executive to continue such coverage for up to 18 months following the date of such Qualifying Termination; and

•

accelerated vesting of all outstanding time-based equity awards held by the applicable executive on the date of such Qualifying Termination; provided, however, that equity awards subject to performance requirements will not accelerate and will remain outstanding and eligible to vest subject to the terms and conditions set forth in the applicable award agreement (outstanding stock options that have become vested as of the date of such Qualifying Termination (after giving effect to the foregoing) will remain exercisable through the earlier of the date that is one year after the date of such termination or the original expiration date of such stock options).

In the event a Named Executive Officer experiences a Qualifying Termination or his or her employment terminates by reason of his or her death or disability, in each case, within the 24-month period immediately following a “corporate change” (as defined in the Stock Plan), then the applicable executive will be eligible to receive the payments and benefits described above, except that: (i) the applicable executive’s Severance Multiple will be increased from two to three in the case of Ms. Fox, from one and one-half to two and one-half in the case of Mr. Crombie and from one to two in the case of Messrs. Sirkes and Moore ; and (ii) all outstanding equity awards held by the applicable executive on the date of such Qualifying Termination will become immediately fully vested (determined based on target performance for awards then subject to performance requirements). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

Historically, when we maintained an annual bonus program, our Named Executive Officers’ target bonus opportunities were 100% of base salary for Ms. Fox, 85% of base salary for Mr. Crombie and 80% of base salary for Messrs. Sirkes and Moore. However, as discussed above in the section entitled “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program,” neither the Board nor the Nominating, Governance and Compensation Committee established an annual bonus program for 2020, and in the third quarter of 2021, a quarterly cash incentive bonus program was established.

Applicable Definitions

The Employment Agreements provide that “cause” generally means that the applicable executive has: (i) engaged in gross negligence or willful misconduct in the performance of his or her duties; (ii) willfully breached any material provision of his or her Employment Agreement, any other written agreement between the Company and the applicable executive or any of the Company’s corporate policies or codes of conduct; (iii) willfully engaged in conduct that is injurious to the Company; or (iv) committed, pleaded no contest to or received deferred adjudication with respect to a felony or any crime or misdemeanor involving fraud, dishonesty or moral turpitude that results in material harm to the Company. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for cause to be effective.

The Employment Agreements provide that “good reason” generally means: (i) a material diminution in the applicable executive’s base salary, other than as part of a decrease of up to 10% of the base salaries of all executive officers; (ii) the relocation of the applicable executive’s principal place of employment by more than 75 miles from his or her principal place of employment as of the effective date of his or her Employment Agreement; (iii) a material diminution in the applicable executive’s authority, duties or responsibilities; (iv) the assignment of duties or responsibilities that are materially inconsistent with the authority, duties or responsibilities of the applicable executive’s responsibilities as set forth in his or her Employment Agreement; or (v) in the case of Ms. Fox, the Company’s failure to nominate her for re-election to our Board and to use reasonable efforts to have her re-elected in connection with any election of directors upon the expiration of Ms. Fox’s then-current term on our Board. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for good reason to be effective.

Generally, a disability will exist under the Employment Agreements if the applicable executive is unable to perform his or her duties or fulfill his or her obligations under the applicable executive’s Employment Agreement by reason of any physical or mental impairment for a continuous period of not less than three months.

The Stock Plan generally provides that a “corporate change” will occur if: (i) the Company is not the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary); (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange substantially all of its assets to any other person or entity; (iii) the Company is to be dissolved and liquidated; (iv) any person or entity acquires or gains ownership or control (including, voting power) of more than 50% of the outstanding shares of the Company’s voting stock; or (v) as a result of or in connection with a contested election of directors of the Company, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Director Compensation

In connection with our IPO, we adopted compensation guidelines for our non-employee directors (the ”Non-Employee Director Compensation Guidelines”). Under the Non-Employee Director Compensation Guidelines, our non-employee directors are generally eligible to receive compensation for services they provide to us consisting of retainers and equity compensation as described below. Each non-employee director is eligible to receive the following for their service on the Board pursuant to the Non-Employee Director Compensation Guidelines:

•	A quarterly retainer of $17,500;

•	An additional quarterly retainer of $7,500 for the Chairman of the Board; and

•	An additional quarterly retainer of $3,750 for the non-employee director serving as the Chairman of the Audit Committee;

•	An additional quarterly retainer of $3,125 for the non-employee director serving as Chairman of the Nominating, Governance and Compensation Committee; and

•

An additional quarterly retainer of $1,250 per committee for each non-employee director serving on the Audit Committee and the Nominating, Governance and Compensation Committee not in the role of Chairman.

In response to sustained volatility in commodity prices and the economic downturn caused by the COVID-19 pandemic, our non-employee directors (other than Messrs. D. Baldwin and Waite), determined that it would be in the best interests of the Company to reduce the amount of their quarterly retainers, including Chairman and committee retainers, to 50% of the amount of such retainers. The quarterly retainers for Messrs. D. Baldwin and Waite, as affiliates of SCF, were reduced to 25% of amount of such retainers in effect. These reduced retainers remained in effect for 2020 following the first quarter and until restoration as follows: (i) 25% of the reduction was restored effective January 1, 2021, (ii) 50% of the reduction was restored effective July 1, 2021 and (iii) the remaining 25% reduction was restored effective August 29, 2021.

In addition to cash compensation, our non-employee directors are eligible to receive annual equity-based compensation consisting of restricted stock awards under the Stock Plan. Historically, annual restricted stock awards were granted with an aggregate grant date value equal to $100,000 or, in the case of the Chairman of the Board, $150,000. However, similar to the reduction in quarterly retainer fees, our non-employee directors determined that the amount of the annual restricted stock award grants should be reduced in connection with commodity price volatility experienced in 2020 and the COVID-19 pandemic. The grant date fair value of the reduced restricted stock awards granted to our non-employee directors in August 2021 pursuant to the Stock Plan, as computed in accordance with FASB ASC Topic 718, is reflected in the table below. Generally, the forfeiture restrictions applicable to the restricted stock awards lapse on the one-year anniversary of the date of grant of such awards. The restricted stock awards granted to our non-employee directors are subject to the terms and conditions of the Stock Plan and the award agreements pursuant to which such awards are granted. Each non-employee director is also reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees.

Ms. Fox, as an employee of the Company, does not receive compensation for her service on the Board.

	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Total ($)
Ernie L. Danner	$78,125	$37,937	$116,062
David C. Baldwin	$50,313	$25,295	$75,608
Mark E. Baldwin	$66,406	$25,295	$91,701
Curtis F. Harrell	$62,500	$25,295	$87,795
Scott E. Schwinger	$64,453	$25,295	$89,748
Gary L. Thomas	$62,500	$25,295	$87,795
Andrew L. Waite	$50,313	$25,295	$75,608
Darryl K. Willis	$62,500	$25,295	$87,795

(1)

Amounts reported in this column reflect annual cash retainer amounts received by our non-employee directors for service on our Board, including committee and/or chairmanship fees. As described above, our directors received reduced quarterly retainers for a portion of 2021.

(2)

On August 9, 2021, our non-employee directors received the following restricted stock awards: (i) 11,765 restricted shares for each of Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite, and Willis and (ii) 17,645 restricted shares for Mr. Danner. All awards vest on August 9, 2022. The amounts reflected in the “Stock awards” column represent the grant date fair value of restricted stock awards granted to our non-employee directors in August 2021 pursuant to the Stock Plan, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for additional detail regarding assumption underlying the value of these awards.

(3)

Aggregate stock awards for which restrictions have not lapsed as of December 31, 2021 totaled (i) 11,765 restricted shares for each of Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite, and Willis and (ii) 17,645 restricted shares for Mr. Danner. Aggregate unexercised options as of December 31, 2021 totaled (i) 24,052 option shares for Mr. Danner and (ii) 5,391 option shares for Mr. Harrell.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2021:

	(a)	(b)		(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	658,168	$	33.52	509,052
Equity compensation plans not approved by security holders	—	$	—	—
Total	658,168	$	33.52	509,052

(1)

This column reflects all shares of common stock subject to outstanding options and outstanding and unvested performance share units (based on the achievement of a certain predetermined performance level) and restricted stock units, in each case, granted under the Stock Plan as of December 31, 2021.

(2)

The weighted average exercise price reflected in this column is calculated based solely on the exercise prices of outstanding options. The outstanding performance shares units and restricted stock units reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)

This column reflects the total number of shares of common stock remaining available for issuance under the Stock Plan as of December 31, 2021, excluding the shares subject to outstanding awards reflected in column (a).

Our only equity compensation plan is the Stock Plan, which was approved by our stockholders prior to our initial public offering. Please see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a description of our equity compensation plan. In addition, a detailed description of the terms of the Stock Plan is available in the Company’s Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-217601), filed by the Company with the SEC on January 9, 2018, under the heading “Executive Compensation—Amended and Restated 2011 Stock Incentive Plan” and the Company’s Current Report on Form 8-K, filed by the Company with the SEC on May 6, 2021, under the heading “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board adopted a written related person transactions policy prior to the completion of our IPO, under which a “Related Person Transaction” is defined pursuant to Item 404 of Regulation S-K. Pursuant to this policy, the Audit Committee expects to review all material facts of all Related Person Transactions and either approve or disapprove entry into the Related Person Transaction, subject to certain limited exceptions.

In determining whether to approve or disapprove entry into a Related Person Transaction, the Audit Committee expects to take into account, among other factors, the following: (i) whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy would require that all Related Person Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

The Company leases office space, yard facilities, and equipment and purchases building maintenance services from entities owned by Mr. Crombie. Total lease expense and building maintenance expense associated with these entities was $0.8 million for both the years ended December 31, 2021 and 2020. The Company also purchased $2.6 million and $1.6 million of products and services for the years ended December 31, 2021 and 2020, respectively, from an entity in which Mr. Crombie is a limited partner. There were outstanding payables due to this entity relating to equipment purchases of $0.7 million and $0.2 million at December 31, 2021 and 2020, respectively.

In addition, the Company leases office space in Corpus Christi and Midland, Texas from an entity affiliated with Warren Lynn Frazier, a beneficial owner of more than 5% of the Company’s stock. In the third quarter of 2020, another entity affiliated with Mr. Frazier began to sub-lease a portion of such space in Corpus Christi, Texas from the Company. Total rental expense associated with this office space, net of sub-leasing income, was $1.4 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively. There were net outstanding payables due to this entity of $0.1 million at December 31, 2020. Additionally, on June 30, 2020, the Company issued the Magnum Promissory Notes to the sellers of Magnum, including Mr. Frazier. At December 31, 2021 and 2020, the outstanding principal balance payable to Mr. Frazier was $1.1 million and $1.9 million, respectively.

The Company purchases cable for its wireline trucks from an entity owned by Forum Energy Technologies (“Forum”). Previously, two of the Company’s directors served as directors of Forum; both individuals have ended their directorships at Forum as of December 31, 2021. The Company was billed $0.5 million for cable for both the years ended December 31, 2021 and 2020. There were outstanding payables due to the entity of $0.1 million at both December 31, 2021 and 2020, respectively. The Company purchases coiled tubing string from another entity owned by Forum. The Company was billed $6.2 million and $4.6 million for coiled tubing string during the years ended December 31, 2021 and 2020, respectively. There were outstanding payables due to this entity of $0.6 million and $0.9 million at December 31, 2021 and 2020, respectively.

The Company purchases chemical additives used in cementing from Select Energy Services, Inc. (“Select”). One of the Company’s directors also serves as a director of Select. The Company was billed $1.1 million and $1.2 million for chemicals during the years ended December 31, 2021 and 2020, respectively. There were outstanding payables due to this entity of $0.1 million and $0.2 million at December 31, 2021 and 2020, respectively.

The Company provides products and rentals to National Energy Reunited Corp. (“NESR”). One of the Company’s directors also serves as a director of NESR. The Company billed NESR $1.3 million and $1.6 million for products and rentals during the years ended December 31, 2021 and 2020, respectively. The Company issued credit memos of $ $0.5 million during the year ended December 31, 2020. The Company did not issue credit memos during the year ended December 31, 2021. During the fourth quarter of 2019, the Company sold coiled tubing equipment for $5.9 million to NESR with payments due in 24 monthly equal installments beginning on January 31, 2020. Total outstanding receivables due to the Company from NESR (inclusive of the equipment sale above) were $0.5 million and $3.7 million at December 31, 2021 and 2020, respectively.

On June 5, 2019, Ann G. Fox, President and Chief Executive Officer and a director of the Company, was elected as a director of Devon Energy Corporation (“Devon”). The Company generated revenue from Devon of $3.2 million and $5.8 million for the years ended December 31, 2021 and 2020, respectively. There were outstanding receivables due from Devon of $0.4 million at both December 31, 2021 and 2020.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company, including the cost of the preparation, assembly, printing, mailing and posting of the Proxy Materials and any additional information furnished to our stockholders in connection with the Annual Meeting. Broadridge Financial Solutions (“Broadridge”) will distribute proxy materials to beneficial owners of common stock held on the record date by such persons on behalf of banks, brokers and other nominees. AST Financial will distribute proxy materials to registered shareholders and will also provide voting and tabulation services for the Annual Meeting. We also have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the distribution of Proxy Materials. D.F. King may also solicit proxies by personal interview, mail, telephone and electronic communication. For these services, we will pay D.F. King a fee of approximately $9,500 and reimburse it for certain expenses. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees of the Company. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2023 Annual Meeting, proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted in writing to the Corporate Secretary of Nine Energy Service, Inc., at the address of our principal offices (see “General” on page 1 of this Proxy Statement), and must be received no later than the close of business on November 15, 2022. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our Bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders meeting other than to bring proposals before an annual stockholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of Nine Energy Service, Inc. regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2023 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Nine Energy Service, Inc. no earlier than the close of business January 3, 2023 and no later than the close of business February 2, 2023. However, if we hold the 2023 Annual Meeting of Stockholders more than 30 days after the anniversary of the 2022 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2023 Annual Meeting date, and not later than (i) the 90th day prior to the 2023 Annual Meeting date or (ii) the tenth day after public disclosure of the 2023 Annual Meeting date, whichever is later. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements set forth in our Bylaws and the applicable rules and regulations of the SEC.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

We are providing our notice of the Annual Meeting, access to the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) via the “Notice and Access” method. For those stockholders who request paper copies of the foregoing documents and share the same last name and address, they may receive one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like an additional copy of the 2021 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting our website at https://investor.nineenergyservice.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, TX 77019, or by calling 281-730-5113. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact us by mail at Investor Relations, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, TX 77019, or by calling 281-730-5113.

ANNUAL MEETING OF STOCKHOLDERS OF NINE ENERGY SERVICE, INC. May 3, 2022 PROXY VOTING INSTRUCTIONS INTERNET — Access “ www.voteproxy.com ” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope COMPANY NUMBER provided as soon as possible. IN PERSON—You may vote your shares in person by attending ACCOUNT NUMBER the Annual Meeting. GO GREEN— e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at—https://investor.nineenergyservice.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330000000000001000 8 050322 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THESE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Class I Directors 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company NOMINEES: for the fiscal year ending December 31, 2022 FOR ALL NOMINEES ☐ David C. Baldwin ☐ Curtis F. Harrell
WITHHOLD AUTHORITY
☐ Darryl K. Willis
FOR ALL NOMINEES
FOR ALL EXCEPT
This proxy, when properly executed, will be voted in the manner directed herein. If
(See instructions below) no direction is made, this proxy will be voted in the manner recommended by the
Board of Directors as stated herein as appropriate. In their discretion, the Named
Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:
JOHN SMITH
1234 MAIN STREET
APT. 203
NEW YORK, NY 10038
MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder
Date:
Signature of Stockholder
Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NINE ENERGY SERVICE, INC.
Proxy for Annual Meeting of Stockholders on May 3, 2022 This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Ann G. Fox and Theodore R. Moore, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Nine Energy Service, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.
(Continued and to be signed on the reverse side)